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                                                              EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 17, 2002 by and among Aladdin Systems Holdings, Inc., a Nevada corporation ("Aladdin Holdings" or the "Purchaser"), Erevu Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), Erevu, Inc., a Delaware corporation ("Erevu"), and the stockholders of Erevu identified in Exhibit A hereto (collectively, the "Stockholders").

                                    AGREEMENT

         In consideration of the terms hereof, the parties hereto agree as follows:


                             ARTICLE I - THE MERGER

         1.1      THE MERGER

         Upon the terms and subject to the conditions hereof, (a) on the Effective Date (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Erevu (the "Merger"), the separate corporate existence of Merger Sub shall cease and Erevu shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and (b) from and after the Effective Time (as defined in Section 1.2 hereto), the Merger shall have all the effects of a merger provided by the laws of the State of Delaware and other applicable law.

         1.2      THE CLOSING; EFFECTIVE DATE AND TIME OF THE MERGER

         The closing of this Agreement (the "Closing") shall occur on October 17, 2002 (the "Closing Date") at 10:00 a.m. local time at the offices of Ellenoff Grossman Schole & Cyruli, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section
2.1 hereof) or otherwise.

         On the Closing Date and subject to the terms and conditions hereof, such officers' certificates and certificates of merger (together, the "Certificate of Merger") as are necessary or advisable to accomplish the Merger in compliance with the applicable provisions of the Delaware General Corporation Law (the "Delaware Law"), substantially in the form or forms attached hereto as
Exhibit 1.2, and in such form as required by, and executed in duplicate in accordance with, the Delaware Law, shall be delivered for filing to the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time


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(the "Effective Time") that the Certificate of Merger is so filed and a certificate to that effect is issued by the Secretary of State. If the Secretary of State requires any changes in the Certificate of Merger as a condition to filing the Certificate of Merger or issuing its certificate, Aladdin Holdings, Merger Sub, Erevu and the Stockholders will execute necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

         1.3      MERGER CONSIDERATION

         Subject to the terms and conditions of this Agreement, the Stockholders shall receive in consideration for the Merger (the "Merger Consideration") the right to receive, on a pro rata basis, in accordance with the Stockholders respective ownership of Erevu set forth on Schedule 1.3, newly issued shares of common stock of Aladdin Holdings, par value $.001 per share ("Aladdin Holdings Common Stock") in such number as is based upon the Erevu Revenue, as defined below, to be calculated and paid as follows:

         A. In accordance with Section 1.3.E., Aladdin Holdings shall pay to the Stockholders, on a pro rata basis, an amount equal to forty percent (40%) of the total Erevu Revenue for the First Period, to be paid (subject to subsection C below), in newly issued shares of the common stock of Aladdin Holdings Common Stock. It is agreed that such shares shall be valued at twenty-five ($0.25) cents per share (the "Closing Date Value"). As used herein "First Period" shall mean the twelve (12) month period which commences upon the earlier of (i) the first day in which Erevu Revenue is recognized or (ii) that date which is the fifth month anniversary of the Closing; plus

         B. In accordance with Section 1.3.E, Aladdin Holdings shall pay to the Stockholders, on a pro rata basis, an amount equal to sixty percent (60%) of the total Erevu Revenue for the Second Period to be paid (subject to subsection (c) below), in newly issued shares of Aladdin Holdings Common Stock such shares to be valued based upon the average daily closing price of the Aladdin Holdings Common Stock for the twenty (20) trading days immediately prior to the end of the First Period, as reported by the OTCBB, or in the event that the principal market for the Aladdin Holdings Common Stock shall become the NASDAQ or another exchange, as reported by such exchange. As used herein, "Second Period" shall mean the sixteen month (16) month period which commences on the day following the end of the First Period.

         C. Notwithstanding the foregoing, Aladdin Holdings shall issue Two Million (2,000,000) shares of Aladdin Holdings Common Stock to the Stockholders at the Closing, on a pro rata basis, as an advance against, and to be credited against, the shares of Aladdin Holdings Common Stock to be issued to the Stockholders pursuant to Sections 1.3.A and 1.3.B above.

         D. The term "Erevu Revenue" shall be defined as the revenue of Erevu and/or Aladdin Holdings and any of its subsidiaries or affiliates recognized in accordance with generally accepted accounting principals generated from Erevu's software technologies described in Section 2.17 below ("Erevu Software Products") ; provided, however, that if the cash or cash equivalent (convertible


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into cash) actually received by Erevu and/or Aladdin Holdings and any of its subsidiaries and affiliates from the sale or licensing of Erevu Products during the applicable period is greater than the Erevu Revenue, such greater number shall be deemed the Erevu Revenue. As used in this agreement, the term "affiliate" shall mean any entity in which ten percent (10%) of more of the ownership of such entity is owned by Aladdin Holdings or any subsidiary of Aladdin Holdings.

         E. Notwithstanding the time periods used in calculating the First Period and the Second Period, Aladdin Holdings shall compute the Aladdin Holdings Common Stock due to the Stockholders (subject to Subsection C above) at the end of each successive six (6) month period, initially commencing on the starting date of the First Period, and subsequently commencing on the day after the end of the previous calculation period; provided however that the last calculation period (the fifth calculation period) shall be four (4) months. The last calculation period shall end with the end of the Second Period. Aladdin Holdings shall issue such shares of Aladdin Holdings Common Stock to the Stockholders as soon as practicable after the calculation date.

         1.4      CONVERSION OF SHARES

                  1.4.1    Exchange Ratio

         As of the Effective Date, by virtue of the Merger and without any action of the holders thereof

                  (a) All shares of any class of the common stock, no par value, of Erevu (the "Erevu Common Stock") held by Erevu, whether as treasury shares or otherwise, shall be canceled;

                  (b) All of the other issued and outstanding shares of Erevu Common Stock not held by Erevu shall be canceled and converted into the right to receive from Aladdin Holdings a pro rata portion of the Merger Consideration in accordance with Section 1.3 above; and

                  (c) Any granted and outstanding options, warrants or other rights to purchase or subscribe for shares of Erevu Common Stock shall be canceled.

                  1.4.2    Aladdin Holdings to Make Certificates Available

         Upon surrender to Aladdin Holdings of one or more certificates representing Erevu Common Stock for cancellation, Aladdin Holdings shall deliver to each holder of Erevu Common Stock shall be entitled to certificates representing the number of shares of Aladdin Holdings Common Stock that such holder is entitled to receive pursuant to Section 1.4.1 (b) hereof.

                  1.4.3    No Fractional Securities



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         No certificates or scrip representing fractional shares of Aladdin
Holdings Common Stock shall be issued upon the surrender for exchange of certificates representing Erevu Common Stock pursuant to this Article I and no Aladdin Holdings dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, Stockholder who would otherwise have been entitled to a fraction of a share of Aladdin Holdings Common Stock upon surrender of certificates representing Erevu Common Stock for cancellation pursuant to this
Article I will be paid cash upon such surrender for an amount equal to such fraction times the Closing Date Value.

                  1.4.4    Closing Company Transfer Books

         Upon the Effective Date, the stock transfer books of Erevu shall be closed and no transfer of Erevu Common Stock shall thereafter be made. If, after the Effective Date, certificates representing shares of Erevu Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Aladdin Holdings Common Stock.

         1.5      ASSISTANCE IN CONSUMMATION OF THE MERGER

         The Stockholders, Merger Sub, Aladdin Holdings and Erevu shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Aladdin Holdings shall cause Merger Sub to perform all of Merger Sub's obligations in connection with this Agreement.

         1.6      TAX AND ACCOUNTING CONSEQUENCES

         It is intended by the parties hereto that the Merger shall constitute a tax free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                          OF EREVU AND THE STOCKHOLDERS

         Erevu and the Stockholders, to the best of such Stockholders' knowledge, jointly and severally represent and warrant to Aladdin Holdings, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereof), all as follows in this Article II:

         2.1      GOOD TITLE

         The Stockholders represent that they own all of the issued and outstanding shares of Erevu Common Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than


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restrictions imposed by applicable securities laws), preemptive right or option.

         2.2      ORGANIZATION, GOOD STANDING

         Erevu is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Erevu is not licensed at this time to do business in any jurisdiction other than the State of Delaware.

         2.3      AUTHORIZATION

         Erevu has full corporate power and authority and the Stockholders have full power, right and authority to enter into this Agreement and each of the documents to which it or he is a party (collectively, the "Operative Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Erevu or the Stockholders are a party will be, on the Closing Date, duly executed and delivered by each of Erevu and the Stockholders, as applicable, and this Agreement is, and each Operative Document to which Erevu or the Stockholders are a party will be, on the Closing Date, a legal, valid and binding obligation of each of Erevu and the Stockholders, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

         2.4      AUTHORIZED CAPITALIZATION

         Erevu's authorized capital stock consists solely of shares of Erevu Common Stock of which 4,182 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholders. All issued and outstanding shares of Erevu Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Erevu to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Except as set forth in the Disclosure Binder delivered to Aladdin Holdings by Erevu (the "Disclosure Binder"), there are no voting trusts or other agreements or understandings with respect to the capital stock of Erevu to which Erevu or the Stockholders is a party or by which Erevu or the Stockholders are bound, nor, in the case of the Stockholders, is there any such agreement or understanding to which the Stockholders are a party or by which he is bound, nor are there any such agreements or understandings to which the Stockholders are a party or by which the Stockholders are bound. Except as set forth in the Disclosure Binder, the Stockholders are not indebted to Erevu, and Erevu is not indebted to the Stockholders.



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         2.5      SUBSIDIARIES AND AFFILIATES

         Erevu has no Subsidiary. As used in this Agreement, "Subsidiary", when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. Erevu does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

         2.6      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH
                  INSTRUMENTS

         Except as set forth in the Disclosure Binder, the execution, delivery and performance of this Agreement and the Operative Documents by Erevu and the Stockholders and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Erevu or the Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"),(the consent of all such Persons to be duly obtained by Erevu and the Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Erevu or the Stockholders is a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of Erevu or upon the Erevu Common Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or By-Laws of Erevu, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Erevu.

         2.7      FINANCIAL STATEMENTS

         Erevu has delivered to Aladdin Holdings) an audited balance sheet and statement of income of Erevu as of and for the period from its inception through June 30, 2002 (the balance sheet as of June 30, 2002 being herein referred to as the "Company Balance Sheet"). All the foregoing are herein referred to as the "Financial Statements". The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles and on a basis consistent with prior accounting periods, and present fairly the financial position, results of operations and changes in financial position of Erevu as of the dates and for the periods indicated. Erevu has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Company Balance Sheet, except for liability reserves or obligations incurred since the date of the Company Balance Sheet (i)


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in the ordinary course of business and consistent with past practice and not in excess of $7,500 in the aggregate or $2,500 individually or (ii) specifically set forth in the Disclosure Binder.

         2.8      ABSENCE OR CERTAIN CHANGES OR EVENTS

         Except as specifically set forth in the Disclosure Binder or as specifically contemplated by this Agreement, since December 31, 2001, neither Erevu nor any of its officers or directors in their representative capacity on behalf of Erevu has:

                  (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

                  (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholders or any officer, director or employee of Erevu);

                  (c) granted any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer or employee;

                  (d) suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

                  (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $5,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice which do not exceed $2,500 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;



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                  (g) permitted or allowed any of its material property or
assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and
(iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

                  (h) written down the value of any material inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any material notes or accounts receivable;

                  (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or trade secrets of Erevu;

                  (k) made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $5,000.00;

                  (l) made any change in any method of accounting or accounting practice;

                  (m) issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Erevu, or otherwise permitted the material withdrawal by any of the holders of capital stock of Erevu of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

                  (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of Erevu, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of June 30, 2002;

                  (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Erevu or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of Erevu, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in


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respect of the obligation of any other Person;

                  (p) received notice of, or otherwise obtained knowledge of:
(i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Erevu before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to Erevu before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which Erevu is a party which relate directly to the transactions contemplated herein or which would otherwise have an adverse effect upon the business, business prospects, assets or financial condition of Erevu, or

                  (q) agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

         2.9      TAXES

         Except as described in the Disclosure Binder, to the knowledge of the Stockholders, Erevu has (a) duly and timely filed, with the appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to Erevu and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, except as described in the Disclosure Binder, (i) the reserves and provisions for Taxes reflected in the Company Balance Sheet are adequate, as determined in accordance with U.S. generally accepted accounting principles consistently applied; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Erevu, and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against Erevu of any additional tax liability with respect to any period for which tax returns have been filed; (iv) Erevu has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by Erevu or accrued by it since the date of the Company Balance Sheet have arisen in the ordinary course of business; and (vi) Erevu has not filed any consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), to any assets held, acquired or to be acquired by it. Erevu has furnished Aladdin Holdings with complete and correct copies of all


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returns, of Taxes, except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. Erevu has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Erevu is a "small business corporation" within the meaning of Section 280G(b)(5) of the Code.

         2.10     PROPERTY

         (a) Erevu owns no real property.

         (b) Erevu has provided to Aladdin Holdings a complete and accurate list of each item of personal property having a fair market value in excess of $2,500 which is owned, leased, rented or used by Erevu (the "Personal Property"); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section
2.17 hereof). Erevu has delivered to Aladdin Holdings true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $500, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in Erevu Balance Sheet purchased by Erevu since the date of Erevu Balance Sheet (except for such properties or assets sold since the date of Erevu Balance Sheet in the ordinary course of business and consistent with past practice) or (ii) used in the business of Erevu as presently conducted.

         (c) Erevu's holds no leasehold interests in any real property.

         (d) Except as described in the Disclosure Binder, Erevu's plant, structures and Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations.

         (e) Except as set forth in the Disclosure Binder, the Personal Property is free and clear of all liens, and, other than leased Personal Property, which is so noted on the list supplied pursuant to paragraph (b) of this Section 2.10, Erevu owns such Personal Property.

         (f) Except as set forth in the Disclosure Binder, to the knowledge of the Stockholders, each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), Erevu has performed all material obligations imposed upon it thereunder, and neither Erevu nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder, except in the event that any such default would not constitute a Material Adverse


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Effect. Except as set forth in the Disclosure Binder, no consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and Erevu has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Erevu has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property, except as described in the Disclosure Binder.

         (g) Neither the whole nor any portion of any assets or property of Erevu are subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Stockholders, has any such condemnation, expropriation or taking been proposed.

         2.11     CONTRACTS

         The Disclosure Binder contains a complete and accurate list of all material contracts, oral or written, to which Erevu is a party or by which Erevu is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that the Disclosure Binder does not include: (a) purchase orders received by Erevu in the ordinary course of its business from its customers; (b) purchase orders issued by Erevu in the ordinary course of its business to its suppliers and subcontractors involving less than $1,000 individually and $5,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $1,000 individually and $5,000 in the aggregate. Except as set forth in the Disclosure Binder, all material contracts are valid, binding and enforceable in accordance with their terms against each party thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), are in full force and effect, Erevu has performed all material obligations imposed upon it thereunder, and neither Erevu nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to Aladdin Holdings. Except as specifically set forth in the Disclosure Binder, Erevu has no:

                  (i) agreements, contracts, commitments or restrictions requiring Erevu to make any charitable contribution;

                  (ii) purchase contracts or commitments of Erevu that continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of its business or that are at an excessive price to the extent that such excess would be material to Erevu's business as a whole;



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

                  (iii) outstanding sales or service contracts, commitments or proposals of Erevu which are expected by Erevu to result in any loss or the realization of less than Erevu's usual and customary margins upon completion or performance thereof, in excess of the inventory reserve provided in the Company Balance Sheet, or any outstanding contracts, bids, or sales or service proposals quoting prices which Erevu, based upon Erevu's current operations, expects not to result in a profit;

                  (iv) material contracts with directors, officers, Stockholders, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Erevu;

                  (v) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

                  (vi) collective bargaining or union contracts or agreements;

                  (vii) employee to whom it paid in 2001, or expects to pay in 2002, total compensation at the annual rate of more than $50,000 for services rendered;

                  (viii) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer;

                  (ix) material liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates;

                  (x) debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $5,000 individually or $25,000 in the aggregate;

                  (xi) loans outstanding to any Person other than expense advances to employees not in excess of $500 individually or $2,500 in the aggregate;

                  (xii) powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

                  (xiii) notice of or any knowledge that any party to a material contract to which it is a party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

                  (xiv) material disagreement with any of its suppliers or customers; and

                  (xv) equipment leases other than leases previously disclosed pursuant to Section 2.8.

         2.12     CUSTOMERS AND SUPPLIERS

         The Disclosure Binder sets forth: (a) a list of the customers of Erevu accounting for 5% or more of Erevu's sales during the fiscal year last ended showing the approximate total sales by Erevu to each such customer during the fiscal year last ended and (b) a current list of the suppliers of Erevu from whom Erevu has purchased more than 5% of the goods purchased by Erevu in the fiscal year last ended. Erevu has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in the Disclosure Binder. Except as set forth in the Disclosure Binder, Erevu has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during the last two fiscal years, and Erevu has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during the last two fiscal years. Except as set forth in the Disclosure Binder, Erevu is not a party to or bound by, any contract which prohibits the use or publication by Erevu or Aladdin Holdings of the name of any party to such contract and Erevu is not a party to or bound by, any contract which prohibits or in any way restricts Erevu from freely providing services to any other customer of Erevu or any potential customer of Erevu or Aladdin Holdings. Except as set forth in the Disclosure Binder, none of Erevu's customers has canceled or substantially reduced or, to the knowledge of Erevu, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Erevu. The Disclosure Binder sets forth all of Erevu's vendor authorizations and vendor relationships.

         2.13     ORDERS, COMMITMENTS AND RETURNS

         Erevu has no backlog. There were no outstanding claims against Erevu as of the date hereof to return merchandise with an aggregate retail value in excess of $5,000 by reason of alleged over shipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

         2.14     CLAIMS AND LEGAL PROCEEDINGS

         Except as set forth in the Disclosure Binder, there are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, Erevu before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation (other than as noted in the Disclosure Binder) adverse to the business, business prospects, assets, operations or condition (financial or other) of Erevu before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or


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

stipulations to which Erevu is a party which involve the transactions contemplated herein or which would have a Material Adverse Effect.

         2.15     LABOR MATTERS

         There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of Erevu or the Stockholders threatened or involving Erevu or any of its present or former employees. Erevu has substantially complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, where the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Erevu. Erevu is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting Erevu, and Erevu has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Erevu. Erevu has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Erevu, and Erevu has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

         2.16     EMPLOYEE BENEFIT PLANS

         (a) Except as set forth in the Disclosure Binder, Erevu has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which Erevu has any liability ("Employee Benefit Plan"), whether formal or informal. The aggregate amount paid by Erevu during the fiscal year last ended pursuant to all Employee Benefit Plans, whether formal or informal, did not exceed $5,000. Erevu has no agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional plan or arrangement or to modify or amend any existing Employee Benefit Plan.

         (b) Erevu has delivered to Aladdin Holdings true, correct and complete copies of all written Employee Benefit Plans of Erevu, all contracts related thereto and the most recently available annual reports, summary plan descriptions, Internal Revenue Service Form 5500s (or 5500-C or 5500-R) and favorable determination letters for such plans to the extent applicable. Erevu is in compliance in all material respects with the terms of its Employee Benefit Plans and with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code.

         (c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or failure to meet the requirements of
Section 4980B(f) of the Code has occurred with respect to any Employee Benefit

Plan which could subject Erevu to any material liability.

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or which could reasonably be expected to be asserted against any Employee Benefit Plan or the assets of any such plan which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Erevu.

         2.17     PATENTS, TRADEMARKS

         (a) Set forth in the Disclosure Binder, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, Software Products (as defined in paragraph (b) of this Section 2.17), trade secrets and formulae (collectively, the "Listed Intellectual Property") of any kind now used or reasonably anticipated to be used in the business of Erevu except the mass-market third-party software described in the first sentence of this Section 2.17. The Disclosure Binder contains a complete list of all licenses or agreements, which in any way affect the rights of Erevu to any of the Listed Intellectual Property (the "Intellectual Property Licenses"); such list indicates the specific Listed Intellectual Property affected by each such Intellectual Property License. Except as set forth in the Disclosure Binder, neither Erevu's operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that Erevu's operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued or to the knowledge of Erevu or the Stockholders any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there any infringement by any other Person of any of the Listed Intellectual Property or of the intellectual property to which the Intellectual Property Licenses relate. Except as specifically set forth in the Disclosure Binder, consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair Erevu's rights to any of the Listed Intellectual Property or under any Intellectual Property License. The manner in which Erevu has manufactured, packaged, shipped, advertised, labeled and sold its products substantially complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Erevu.

         (b) Except as specifically set forth in the Disclosure Binder, Erevu is the sole and exclusive owner or licensee of:

                  (i) the Listed Intellectual Property, the Intellectual Property Licenses and the technology, know-how and processes now used by Erevu, or used in connection with any product now being manufactured and sold by Erevu, in the manner that such product is now being manufactured and sold; and

                  (ii) all rights, title and interest of whatever kind or nature throughout the world in and to the fully or partially developed computer software products listed in the Disclosure Binder, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "Software Products"). Without limiting the generality of the above, the Software Products shall also include all of Erevu's related programs, trade secrets, algorithms and processes relating to the Software Products or such programs, Erevu's copyright in and to each of the Software Products and all works derivative therefrom (including the registrations of copyright listed in the Disclosure Binder), all current, previous, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all maintenance and installation job control language, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software Products.

         (c) Except as set forth in the Disclosure Binder, each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), Erevu has performed all obligations imposed upon it thereunder, and neither Erevu nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in the Disclosure Binder, Erevu has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by Erevu in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, Stockholders or employee of Erevu owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property, Except as set forth in the Disclosure Binder, neither Erevu nor the Stockholders know or have any reason to believe that there exists any new developments in the creation, publication or marketing of the products of Erevu or any new or improved products or processes useful in connection with the business of Erevu as now conducted or as presently anticipated to be conducted, except such developments, products and processes as would not have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Erevu. None of the officers of Erevu and none of Erevu's employees, consultants, distributors, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Erevu.

         (d) Except as set forth in the Disclosure Binder, no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. Except as set forth in the Disclosure Binder, (i) Erevu has not disclosed any source code regarding the Software Products to any Person other than to an employee of Erevu or to Aladdin

Holdings, (ii) Erevu has at all times maintained reasonable procedures to protect and has enforced all trade secrets of Erevu; (iii) neither Erevu nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to Erevu, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in Erevu's business activities, which would give rise to such obligation, and (iv) Erevu has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed in the Disclosure Binder, Erevu has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

         (e) Aladdin Holdings acknowledges that the Erevu and the Erevu Software Products are being acquired "AS IS"; that the Erevu Software Products are in early stages of their development; and that the Erevu Software Products require substantial improvements before they are free from material defects and are ready for delivery to potential customers.

         2.18     ACCOUNTS RECEIVABLE

         All accounts receivable of Erevu reflected in the Company Balance Sheet, or existing at the Closing, represent sales actually made in the ordinary course of business. Except as described in the Disclosure Binder, Erevu has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. Except as described in the Disclosure Binder, Erevu's bad debt reserves and sales return allowances as reflected in the Company Balance Sheet are adequate based on Erevu's bad debts and sales returns experience to date. Set forth in the Disclosure Binder is a full and complete list of all accounts receivable of Erevu existing as of the Closing Date.

         2.19     INVENTORY

         Erevu has no inventory.

         2.20     CORPORATE BOOKS AND RECORDS

         Erevu has furnished to Aladdin Holdings or its representatives for their examination true and complete copies of (a) the Certificate of Incorporation and By-Laws of Erevu, including all amendments thereto, (b) the minute books of Erevu, and (c) the stock transfer books of Erevu.

         2.21     LICENSES, PERMITS, AUTHORIZATIONS, ETC.

         Except as identified in the Disclosure Binder, Erevu has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Erevu's business, business prospects, assets, operations or condition (financial or other). Erevu has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

         2.22     APPLICABLE LAWS

         Except as described in the Disclosure Binder, Erevu has complied, and is in compliance with, all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of Erevu, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. Erevu has not received any notification of any asserted present or past unremedied failure by Erevu to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

         2.23     INSURANCE

         Erevu has no insurance.

         2.24     BROKERS AND FINDERS

         Erevu represents and warrants, and the Stockholders represent and warrant, that with the exception of Baytree Capital Associates, LLC neither the Stockholders nor any director, officer, agent or employee acting on behalf of Erevu or the Stockholders has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

         2.25     GOVERNMENT CONTRACTS

         Erevu has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. Erevu has not been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for Erevu's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor. Erevu has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the United States government. Except as set forth on Schedule 2.25, Erevu has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

         2.26     ABSENCE OF QUESTIONABLE PAYMENTS

         Neither Erevu nor any director, officer, agent, employee or other Person acting on behalf of Erevu has used any Erevu funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither Erevu nor any current director, officer, agent, employee or other Person acting on behalf of Erevu has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.

         2.27     PERSONNEL

         The Disclosure Binder sets forth a true and complete list of:

         (a) the names and current rates of pay of all directors and elected and appointed officers of Erevu and the family relationships, if any, among such persons;

         (b) the current rates of pay for all nonexecutive employees of Erevu by classification, and all labor union contracts (if any); and

         (c) all group insurance programs in effect for employees of Erevu.

         Erevu is not in material default with respect to any of its obligations referred to in clause (a) or (b) above.

         2.28     INTENTIONALLY DELETED.

         2.29     DOMAIN NAMES

         The Disclosure Binder sets forth all Internet domain names registered to Erevu, whether or not such domain names are currently in use. Erevu has no knowledge of, or reason to know of, any claim by any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by Erevu's ownership of such domain names.

         2.30     INSIDER INTERESTS

         Erevu represents and warrants, and each Stockholder represents and warrants to the best of such Stockholder's knowledge, that except as set forth in the Disclosure Binder neither the Stockholders nor any officer of Erevu has any interest (other than as a stockholder of Erevu) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Erevu, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Erevu, its present or prospective business or its operations, except for the Employment Agreement, if any, to be entered into between Stockholders and Aladdin Holdings at the Closing.

         2.31     INTENTIONALLY DELETED.

         2.32     FULL DISCLOSURE

         No information furnished by Erevu or the Stockholders to Aladdin Holdings in this Agreement (including, but not limited to, the Financial Statements, all information in the Disclosure Binder and the other Exhibits hereto and title Operative Documents) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Neither the Stockholders nor Erevu has made any untrue statement of a material fact nor (as the Stockholders, knowingly) omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by the Stockholders or Erevu, in light of the circumstances in which they were made, not materially misleading.

         2.33     NO COMMISSION REGISTRATION

         Each Stockholder represents on his or her own behalf:

         (a) Investment. Such Stockholder shall receive the Aladdin Holdings
             -----------
Common Stock with no intention of distributing or reselling the Aladdin Holdings Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholder's rights at all times to sell or otherwise dispose of all or any part of the Aladdin Holdings Common Stock under an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

         (b) Exempt Transaction. Such Stockholder understands that the Aladdin
             ------------------
Holdings Common Stock received or to be received by the Stockholder pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that Stockholder will have to hold the Aladdin Holdings Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

         (c) Experience. Such Stockholder acknowledges that the Stockholder and
             ----------
the Stockholder's representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like Aladdin Holdings. The Stockholder has had access to the records of Aladdin Holdings and has had the opportunity to ask questions concerning Aladdin Holdings and an investment in the Aladdin Holdings Common Stock. The Stockholders are residents of the states set forth in Schedule A.

         (d) No Intention to Dispose of Stock. No Stockholder has any current
             --------------------------------
plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the Aladdin Holdings Common Stock received hereunder.

                   ARTICLE III- REPRESENTATIONS AND WARRANTIES
                               OF ALADDIN HOLDINGS

         Except as is otherwise described in the applicable Schedules, Aladdin Holdings represents and warrants to Erevu and the Stockholders, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereto), all as follows in this Article III, which representation shall extend to Aladdin Holdings and its Aladdin Systems, Inc. subsidiary:

         3.1      ORGANIZATION, GOOD STANDING

         Aladdin Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

         3.2      AUTHORITY

         Aladdin Holdings has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Aladdin Holdings is a party will be, on the Closing Date, duly executed and delivered by Aladdin Holdings, and this Agreement is, and each Operative Document to which Aladdin Holdings is a party will be, on the Closing Date, a legal, valid and binding obligation of Aladdin Holdings, enforceable against Aladdin Holdings in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

         3.3      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH
                  INSTRUMENTS

         The execution, delivery and performance of this Agreement and the Operative Documents by Aladdin Holdings, the issuance of the Aladdin Holdings Common Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Aladdin Holdings, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Aladdin Holdings is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Aladdin Holdings or the Aladdin Holdings Common Stock delivered in connection herewith, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Aladdin Holdings, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Aladdin Holdings.

         3.4      AUTHORIZED SHARES

         All of the shares of Aladdin Holdings Common Stock issuable in exchange for Erevu Common Stock in accordance with this Agreement will be, when so issued, duty authorized, validly issued, fully paid and nonassessable.

         3.5      LEGAL PROCEEDINGS

         Except as set forth in Aladdin Holdings SEC filings, there are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of Aladdin Holdings, threatened against Aladdin Holdings before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, which questions the validity of this Agreement or any action taken or to be taken by Aladdin Holdings pursuant to this Agreement or in connection with the transactions contemplated hereby, and, to the knowledge of Aladdin Holdings, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.

         3.6      SEC FILINGS

         Aladdin Holdings has filed all reports required to be filed by Aladdin Holdings pursuant to the Securities Act of 1934, as amended and all such reports are complete and accurate in all material respects.

         3.7      BROKERS AND FINDERS

         Neither Aladdin Holdings, nor any director, officer, agent or employee acting on behalf of Aladdin Holdings, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents other than Baytree Capital Associates, LLC.

         3.8      LABOR MATTERS

         There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of Aladdin Holdings threatened or involving Aladdin Holdings or any of its present or former employees. Aladdin Holdings has substantially complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, where the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of Aladdin Holdings. Aladdin Holdings is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting Aladdin Holdings, and Aladdin Holdings has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Aladdin Holdings. Aladdin Holdings has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Aladdin Holdings, and Aladdin Holdings has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

         3.9      LICENSES, PERMITS, AUTHORIZATIONS, ETC.

         Aladdin Holdings has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Aladdin Holdings' business, business prospects, assets, operations or condition (financial or other). Aladdin Holdings has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

         3.10     ABSENCE OF QUESTIONABLE PAYMENTS

         Neither Aladdin Holdings nor any director, officer, agent, employee or other Person acting on behalf of Aladdin Holdings has used any Aladdin Holdings funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither Aladdin Holdings nor any current director, officer, agent, employee or other Person acting on behalf of Aladdin Holdings has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.

         3.11     MERGERSUB; ORGANIZATION, GOOD STANDING; AUTHORITY

         MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease their properties and


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assets and to carry on their businesses as now conducted. MergerSub has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a party and to carry out the transactions contemplated hereby and thereby

                ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF THE PURCHASER AND ALADDIN HOLDINGS

         The obligations of Aladdin Holdings to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Aladdin Holdings.

         4.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Erevu and the Stockholders contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

         4.2      PERFORMANCE OF AGREEMENT

         Erevu and the Stockholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

         4.3      INTENTIONALLY DELETED

         4.4      STOCKHOLDERS APPROVAL

         The Stockholders shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the Delaware Law concerning stockholder consents in lieu of stockholder meetings.

         4.5      RESIGNATIONS

         Aladdin Holdings shall have received resignations effective as of the Closing of all the directors of Erevu.

         4.6      CONSENTS TO TRANSACTION



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         Erevu shall have received written consents from each of the parties
(other than Erevu) to those agreements, leases, notes or other documents identified in the Disclosure Binder and Schedule 2.17 as requiring such consents, which consents shall in all respects be satisfactory to Aladdin Holdings in its sole and absolute discretion

         4.7      OFFICERS' CERTIFICATE

         Aladdin Holdings shall have received a certificate of the President and the Secretary or Assistant Secretary of Erevu, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.7, certifying that all of the conditions to the obligations of Aladdin Holdings (other than the condition of Section 4.9 hereof) have been fulfilled.

         4.8      STOCKHOLDERS' CERTIFICATES

         Aladdin Holdings shall have received a certificate from the Stockholders, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.8, certifying that all of the conditions to the obligations of Aladdin Holdings (other than the condition of Section 4.9 hereof) have been fulfilled.

         4.9      DUE DILIGENCE

         Aladdin Holdings shall have completed its due diligence review to its satisfaction, and their investigations shall not have revealed any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of Erevu.

         4.10     MATERIAL CHANGE

         From June 30, 2002 to the Closing Date, Erevu shall not have suffered any material adverse change in its business, business prospects, assets, operations or condition (financial or other).

         4.11     BOARD APPROVALS

         The Board of Directors of Aladdin Holdings shall have approved this Agreement and the transactions contemplated hereby.

         4.12     STOCKHOLDER RELEASES

         Each Stockholder shall have delivered to Aladdin an instrument dated the Closing Date releasing Erevu from any and all (i) claims prior to the Closing Date of such Stockholder against Erevu and (ii) obligations prior to the Closing Date of Erevu to such Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby.

         4.13     GOOD STANDING CERTIFICATE



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         Erevu shall have delivered to Aladdin Holdings a certificate dated as of no earlier than five (5) days preceding the Closing Date, duly issued by the Secretary of State of the State of Delaware, and unless waived by Aladdin Holdings, from the appropriate governmental authority in each state in which Erevu is authorized to do business, showing Erevu in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Erevu for all periods prior to the Closing have been filed and paid.

         4.14     EMPLOYMENT AGREEMENT

         Jonathan Kahn shall have entered into an employment agreement as President and Chief Executive Officer of Aladdin Holdings in the form attached hereto as Exhibit 4.14.

                 ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF THE STOCKHOLDERS AND EREVU

         The obligations of the Stockholders and Erevu to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Stockholders and, on behalf of Erevu, by the President of Erevu.

         5.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Aladdin Holdings contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

         5.2      PERFORMANCE OF AGREEMENT

         Aladdin Holdings shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

         5.3      OFFICERS' CERTIFICATE

         Erevu shall have received a certificate of the CEO and the Secretary or an Assistant Secretary of Aladdin Holdings, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.7, certifying that the conditions to the obligations of Aladdin Holdings have been fulfilled.



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                      ARTICLE VI - CONDITIONS PRECEDENT TO
                           OBLIGATIONS OF ALL PARTIES

         The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Aladdin Holdings, Erevu and the Stockholders.

         6.1      LEGAL PROCEEDINGS

         No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

         6.2      APPROVALS AND CONSENTS

         Except as set forth in Schedule 6.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Erevu, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

                             ARTICLE VII - COVENANTS

         7.1      CONDUCT OF BUSINESS BY EREVU PENDING THE CLOSING

         A. Prior to the Closing, unless Aladdin Holdings shall otherwise agree or as otherwise contemplated by this Agreement:

         (a) Erevu shall conduct its business only in the ordinary course and shall not materially change its operations;

         (b) Erevu shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

         (c) Erevu shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;



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

         (d) Erevu shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

         (e) Erevu shall promptly notify Aladdin Holdings of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of Erevu.

         B. Prior to the Closing, unless Erevu shall otherwise agree or as otherwise contemplated by this Agreement:

         (a) Aladdin Holdings shall conduct its business only in the ordinary course and shall not materially change its operations;

         (b) Aladdin Holdings shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

         (c) Aladdin Holdings shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) Aladdin Holdings shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

         (e) Aladdin Holdings shall promptly notify Erevu of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of Aladdin Holdings.

         7.2      ACCESS AND INFORMATION

        Subject to Aladdin Holdings' compliance with Section 7.7 hereof, Erevu shall afford Aladdin Holdings and its respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of Erevu's properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, Erevu shall furnish promptly to Aladdin Holdings all information


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

concerning Erevu's business, properties and personnel as Aladdin Holdings may reasonably request; provided, however, that no investigation pursuant to this
Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of Aladdin Holdings to consummate this Agreement. Subject to their compliance with Section 7.7 hereof, Erevu and the Stockholders shall also be permitted to conduct such investigation of Aladdin Holdings as is reasonable and necessary to evaluate the financial condition and prospects of, and the risk of investment in, the Aladdin Holdings Common Stock.

         7.3      ADVICE OF CLAIMS

         From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

         7.4      COOPERATION

         Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

         7.5      INFORMATION IN DISCLOSURE DOCUMENTS

         Each party covenants that, other than with respect to information furnished by the other parties for use therein, none of the information to be included in the materials to be furnished to the Stockholders by or on behalf of the Board of Directors or management of the parties to this agreement in connection with the approval of this Agreement by the Stockholders, or other parties hereto will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         7.6      NO OFFERS

         Unless this Agreement terminates pursuant to Article VIII hereof, neither Erevu nor the Stockholders shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a


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proposal to acquire, directly or indirectly, any of the capital stock of Erevu or substantially all the assets of Erevu or the business of Erevu, and Erevu shall immediately cease any current negotiations.

         7.7      CONFIDENTIALITY

         In connection with the transactions contemplated herein, Aladdin Holdings and Erevu are furnishing each other and the Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the "Confidential Information". As used in this Agreement, the "representatives" of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

                  (a) The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Aladdin Holdings, the Stockholders and Erevu, Aladdin Holdings and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

                  (b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

                  (c) In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept


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confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

                  (d) This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

                  (e) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

                  (f) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section
7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

                  (g) It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this
Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

         7.8      PAYMENT OF BROKERAGE FEES

         Any brokerage, finder's or other fee or expense due in violation of
Section 2.24 hereof shall be paid by the Stockholders.

         7.9      FURTHER ACTS

         After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for Aladdin Holdings full title to all


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properties, assets and rights of Erevu and to effect the transfer of the Stock to Aladdin Holdings and to effect the issuance of the Aladdin Holdings Stock to the Stockholders and to consummate any other transaction contemplated herein.

         7.10     RESTRICTIONS ON TRANSFER

         For a period of one year from the Closing Date, none of the Stockholders shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of Aladdin Holdings Common Stock received by the Stockholders at the Closing or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of Aladdin Holdings Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Aladdin Holdings Common Stock or any interest herein, the intent or effect of which is to reduce the risk of owning the shares of Aladdin Holdings Common Stock acquired hereunder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, the Stockholders may transfer shares of Aladdin Holdings Common Stock to immediate family members (or trusts for the benefit of the Stockholders or family members, the trustees of which so agree) or; provided, that, the family member, trust, trustee, pledge or other beneficiary of such transfer, encumbrance or pledge, as the case may be, agrees in writing prior to such transaction to be bound by (1) the provisions of this Section as if a Stockholder and party hereto and (2) the indemnification provisions set forth in this Agreement as if a Stockholder and party hereto. The provisions of this Section shall apply to the shares paid to the Stockholders at the Closing and to any Additional Shares paid to the Stockholders; provided that the restrictions contained herein shall only apply to the Additional Shares for the balance of the one (1) year period commencing upon the Closing Date.

         The certificates evidencing the Aladdin Holdings Common Stock delivered to the Stockholders hereunder will bear a legend substantially in the form set forth below and containing such other information as Aladdin Holdings may deem reasonably necessary or appropriate:

               EXCEPT AS PROVIDED BY THAT CERTAIN STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY FOR PUBLIC INSPECTION, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE FIRST ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH


                                       83
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               THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         7.11     ADJUSTMENTS TO ALADDIN HOLDINGS COMMON STOCK

         In the event that Aladdin Holdings shall: (i) pay a dividend in common stock, (ii) subdivide its outstanding common stock into a greater number of shares of common stock, (iii) combine its outstanding shares of common stock into a smaller number of shares of common stock (as contemplated by Section 7.14 below or otherwise), or (iv) issue, by reclassification of its shares of common stock, any shares of its capital stock, (a) the number of shares of Aladdin Holdings Common Stock payable to the Stockholders pursuant to Section 1.4 above shall be proportionately adjusted so that the Stockholders shall be entitled to receive that number of shares of Aladdin Holdings Common Stock which the Stockholders would have owned or would have been entitled to receive had such event occurred after the issuance of such shares to the Stockholder and (b) all other references to shares of Aladdin Holdings Common Stock herein shall be so adjusted.

         7.12       REGISTRATION RIGHTS.

         A. DEMAND RIGHTS. (a) If Aladdin Holdings shall receive a written request from Stockholders holding twenty-five (25%) percent of the Aladdin Holdings Common Stock payable to the Stockholders pursuant to Section 1.4 above (the "Initiating Stockholders") that Aladdin Holdings file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the registration of the Aladdin Holdings Common Stock, then the Company shall, within 30 days of receipt thereof, give written notice of such request to all Stockholders, and subject to limitations of this Section, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all the Aladdin Holdings Common Stock received by the Stockholders hereunder that the Stockholders request to be registered. The Demand Rights granted hereunder may be exercised no more than three (3) times.

         (b) Aladdin Holdings shall not be required to effect a registration pursuant to this Section:

                  (i) prior to the one hundred eighty (180) days after the Closing; or

                  (ii) after Aladdin Holdings has effected one (1) registration pursuant to this Section and such registration has been declared or ordered effective; or

                  (iii) if Aladdin Holdings shall furnish to Stockholders requesting a registration statement pursuant to this Section, a certificate signed by the Chairman of the Board stating that in good faith judgment of the Board of Directors of Aladdin Holdings, it would be seriously detrimental to Aladdin Holdings and its shareholders for such registration statement to be effected at such time, in which event Aladdin Holdings shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Stockholders; provided that such


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right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

         B. PIGGYBACK REGISTRATIONS. Aladdin Holdings shall notify all Stockholders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Aladdin Holdings (including, and not limited to, registration statements relating to secondary offerings of the securities of the Company, but excluding a registration statement relating to employee benefit plans, with respect to corporate reorganizations or other transactions under
Section 145 of the Securities Act) and will afford each such Stockholder an opportunity to include in such registration statement all or part of the Aladdin Holdings Common Stock held by such Stockholder.

         C. EXPENSES OF REGISTRATION. Except as specifically provided herein, all registration expenses incurred in connection with any registration, qualification or compliance pursuant to Section be borne by Aladdin Holdings ("Registration Expenses"). All underwriting discounts and selling commissions incurred in connection with any registrations hereunder, shall be borne by the holders of securities so registered pro rata on the basis of the number of shares so registered. Aladdin Holdings shall not, however, be required to pay for expenses of any registration proceeding, the request of which has been subsequently withdrawn by the Initiating Stockholders.

         D. TERMINATION OF REGISTRATION RIGHTS. All rights granted to each Stockholder under this Section shall terminate and be of no further force and effect upon the date on which the Aladdin Holdings' Common Stock issuable to such a Stockholder may be sold under Rule 144 during any ninety (90) day period.

         7.13 TERMINATION OF FUTURE PAYMENT RIGHTS UPON SALE. In the event that prior to the end of the Second Period, Aladdin Holdings shall enter into a transaction for the sale of Aladdin Holdings, whether by merger or otherwise (a "Holding Company Sale"), the parties hereby agree and acknowledge that it would be in the best interests of Aladdin Holdings for the Stockholders to terminate their right to receive the portions of the Purchase Price to be paid at the end of the First Period and the Second Period, or at the end of the Second Period, as the case may be (the "Future Payment Right"). In light of the foregoing, the Stockholders hereby agree that in the event of a Holding Company Sale, the Stockholders shall be deemed to have terminated and waived the Future Payment Right in exchange for a one-time payment (the "Termination Payment") which Termination Payment shall be based upon the consideration paid in connection with the Holding Company Sale (the "Sale Consideration"), determined as follows:

         (a) In the event that the Sale Consideration shall be less than Ten Million ($10,000,00) Dollars, the Termination Payment shall be zero. Notwithstanding the foregoing, the Future Payment Right shall be deemed to be terminated and waived.

         (b) In the event that the Sale Consideration shall be at least Ten Million ($10,000,00) Dollars but less than Twenty Million ($20,000,00) Dollars, the Termination Payment shall be calculated as follows: (i) the Sale Consideration less (ii) Ten Million ($10,000,00) Dollars less (iii) the Sale


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Consideration times a ratio the numerator of which is the number of shares issued to the Stockholders pursuant to Section 1.4 above (the "Payment Shares") and the denominator of which is the number of shares of Aladdin Holdings issued and outstanding, on a fully diluted basis, immediately prior to such transaction. Upon the Closing of such transaction, the Stockholders shall surrender to Aladdin Holders for cancellation, their shares of Aladdin Holdings Common Stock in exchange for a pro rata portion of the Sale Consideration in addition to, and separate from, the Termination Payment.

         For purposes of illustration, in the event that the Sale Consideration is $18,000,000, the number of Payment Shares if 5,000,000 and the total number of shares of Aladdin Holdings, issued and outstanding are 15,000,000, the Termination Payment shall be $2,000,000 (($18,000,000 less $10,000,000) less
($18,000,000 divided by 5,000,000/15,000,000)).

         (c) In the event that the Sale Consideration shall be at least Twenty Million ($20,000,00) Dollars, the Termination Payment shall be calculated as follows: (i) one-half the Sale Consideration less (ii) the Sale Consideration times a ratio the numerator of which is the number of Payment Shares and the denominator of which is the number of shares of Aladdin Holdings issued and outstanding, on a fully diluted basis, immediately prior to such transaction. Upon the Closing of such transaction, the Stockholders shall surrender to Aladdin Holders for cancellation, their shares of Aladdin Holdings Common Stock in exchange for a pro rata portion of the Sale Consideration in addition to, and separate from, the Termination Payment.

         For purposes of illustration, in the event that the Sale Consideration is $30,000,000, the number of Payment Shares is 5,000,000 and the total number of shares of Aladdin Holdings, issued and outstanding are 15,000,000, the Termination Payment shall be $5,000,000 (($30,000,000 divided by 2) less ($30,000,000 times 5,000,000/15,000,000)).

         Notwithstanding anything to the contrary set forth above: in the event that the Stockholders have received, or have earned the right to receive Payment Shares which constitute fifty percent (50%) or more of the number of shares of Aladdin Holdings Common Stock then issued and outstanding, the provisions of this Section 7.13 shall not apply.

         7.14     REVERSE STOCK SPLIT.

         Aladdin Holdings shall, within thirty (30) days of the date of the Effective Date, conduct a 1-for-3 reverse stock split.

                           ARTICLE VIII - TERMINATION

         This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of Erevu and Aladdin Holdings;



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         (b) by either Erevu or Aladdin Holdings if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that Erevu may not terminate this Agreement for a breach by the Stockholders, and Aladdin Holdings may not terminate this Agreement for a breach by Aladdin Holdings. Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach. In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted; or

         (c) by either Erevu or Aladdin Holdings if the Closing has not occurred by September 15, 2002; provided that the party electing to terminate has used its best efforts to consummate the Closing prior to September 15, 2002.

         In the event of any termination pursuant to this Article VIII (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement. All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

                              ARTICLE IX - GENERAL

         9.1      EXPENSES

         Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

         9.2      AMENDMENT

         Aladdin Holdings, Erevu and the Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

         9.3      INDEMNIFICATION AND SURVIVAL OF WARRANTIES

                  9.3.1 (a) Erevu and the Stockholders agree to indemnify, Aladdin Holdings, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of
(i) a breach of any of the representations or warranties made by Erevu or the Stockholders in this Agreement or the Operative Documents or (ii) the


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nonperformance (whether partial or total) of any covenants or agreements made by
Erevu or the Stockholders in this Agreement or the Operative Documents.

                  (b) Aladdin Holdings agrees to indemnify and to hold harmless the Stockholders and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Aladdin Holdings in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Aladdin Holdings in this Agreement or the Operative Documents.

                  9.3.2 If any Person entitled to indemnification pursuant to
Section 9.3.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

                  9.3.3 The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, the Surviving Corporation, Aladdin Holdings and the Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should


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the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

                  9.3.4 The representations and warranties contained in this Agreement shall survive the Closing for a period of sixteen (16) months from the Closing.

                  9.3.5 Indemnity obligations hereunder of Erevu and the Stockholders shall be limited in that the same shall be satisfied solely by offsetting any amounts due from the Stockholders against shares of Aladdin Holdings Common Stock which are issuable to the Stockholders pursuant to Section
1.4 above, such shares to be valued at the time that any such payment is to be made.

         9.6      COUNTERPARTS

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.7      HEADINGS

         The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

         9.8      APPLICABLE LAW

         This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, as applied to contracts executed and to be fully performed in such state by citizens of such state.

         9.9      PARTIES IN INTEREST

         All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties; provided that any Stockholder shall be permitted to assign its consideration payable hereunder to any third party. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

         9.10     NOTICES

         Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon


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confirmation of a successful facsimile transmission, or in any event upon personal delivery.

         Notices to Aladdin Holdings, the Stockholders and Erevu shall be sent as follows:

         Aladdin Systems Holdings, Inc.
         245 Westridge Drive
         Watsonville, CA 95076-4159
         Fax: (831) 761-6201
         Attention: Jonathan Kahn, CEO

         with copies to:

         Ellenoff Grossman Schole & Cyruli, LLP
         370 Lexington Avenue
         19th Floor
         New York, NY 10017
         Attention: Paul Goodman

         To Erevu and the Stockholders:

         As set forth below each Stockholders name.

         with copies to:

         OSHLAG, SALEH & EARL, LLP
         Attn:  David J. Saleh, Esq.
         432 East Main Street
         Batavia, NY 14020

         9.11     PUBLICITY

         Until the Closing, neither Erevu nor the Stockholders shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Aladdin Holdings except as required by law.







         9.12     MANAGEMENT BUYOUT OPTION

         In the event that Aladdin Holdings (a) should decide to sell its Aladdin Systems consumer software division, Aladdin Holdings shall provide the current management of Aladdin Systems with a right of first refusal to acquire


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such division on terms reasonably agreed between Aladdin Holdings and such members of current management; or (b) should decide to discontinue its Aladdin Systems consumer software division, Aladdin Holdings shall offer to sell such products to the current management of Aladdin Systems, at a purchase price to be reasonably agreed to by Aladdin Holdings and such members of current management, and which is consistent with standard software industry practices.


         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                          ALADDIN SYSTEMS HOLDINGS, INC.

                                          By: /s/ Jonathan Kahn


                                          EREVU ACQUISITION CORP.

                                          By: /s/ Jonathan Kahn


                                          EREVU, INCORPORATED


                                          By: /s/ Kwok Lee




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